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                                                                    Exhibit 23.3

            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

      We consent to the incorporation by reference in this Registration Statement on Form S-3 of our reports dated March 4, 2005 relating to the consolidated financial statements and consolidated financial statement schedule of Cox Radio, Inc. (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the adoption, effective January 1, 2002, of Statement of Financial Accounting Standards No. 142) and to management's report of the effectiveness of internal control over financial reporting, appearing in the Annual Report on Form 10-K of Cox Radio, Inc. for the year ended December 31, 2004, and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.

      /s/ Deloitte & Touche LLP

      Atlanta, Georgia
      April 15, 2005